EXHIBIT 10.50
FORM OF GRANT AGREEMENT FOR A
NON-QUALIFIED STOCK OPTION UNDER THE
MATTEL, INC. 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

This is a Grant Agreement (this “Grant Agreement”) between Mattel, Inc. (“Mattel”) and the individual (the “Holder”) named in the Notice of Grant – Non-Qualified Stock Option (the “Notice”). The Notice accompanying this Grant Agreement is deemed a part of this Grant Agreement.
Recitals
Mattel has adopted the 2010 Equity and Long-Term Compensation Plan, as may be amended from time to time (the “Plan”), for the granting to selected employees of awards based upon shares of Common Stock of Mattel. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan. This Grant Agreement incorporates certain provisions required by the terms of the Mattel, Inc. Executive Severance Plan B, as may be amended from time to time (the “Severance Plan”).
Option
1.Terms. Effective as of the grant date specified in the Notice (the “Grant Date”), Mattel grants to the Holder a Non-Qualified Stock Option (this “Option”) to purchase, on the terms and conditions set forth in the Notice and this Grant Agreement, all or any part of the aggregate number of shares of Common Stock subject to the Option as set forth in the Notice. The Option shall remain outstanding until and shall expire on the tenth anniversary of the Grant Date as specified in the Notice (the “Expiration Date”), unless and to the extent this Option is terminated or forfeited before such date pursuant to Section 5 or Section 6 below. The per-share exercise price of this Option equals the Fair Market Value of a share of Common Stock on the Grant Date, and is set forth in the Notice.
2.Vesting and Exercisability. Except as otherwise provided in Section 6 regarding the effects of the Holder’s Severance, this Option shall vest and become exercisable in the time and manner set forth in the Notice.
3.Method of Exercising. In order to exercise this Option in whole or in part, the Holder shall follow such procedures as may be established by Mattel from time to time, including through any automated system that Mattel may establish for itself or using the services of a third party, such as a system using an internet website or interactive voice response. In order for such exercise to be considered effective, the Holder must satisfy the withholding obligations of Section 4 below and the certification obligation of Section 5 below, and make full payment of the exercise price for the shares being purchased in accordance with such methods as the

Committee may approve from time to time. As of the Grant Date, the following forms of payment are available:
(a)cash;
(b)by the withholding of shares that would otherwise be issued upon the exercise of this Option, based on the Fair Market Value of the Common Stock on the date of exercise; and
(c)by the delivery to Mattel or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares of Common Stock and to timely deliver the sale proceeds directly to Mattel to pay the exercise price of this Option.
Notwithstanding anything to the contrary in this Grant Agreement, if the Holder resides and/or is employed in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the exercise price, or require the Company and/or the Holder to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, Mattel may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion).
4.Tax Withholding. As a condition to exercising this Option in whole or in part, the Holder shall pay, or make provisions satisfactory to the Company for payment of, any income tax, social tax, payroll tax and other taxes required to be withheld in connection with such exercise. Payment for such taxes may be in any of the forms of payment specified above in Section 3, provided that if such payment is in the form of shares of Common Stock withheld from exercise or delivered (actually or constructively) by the Holder, the Fair Market Value of such shares shall not exceed the sums necessary to pay the tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income (but rounding up to the nearest whole number of shares). The Company may, in its discretion, withhold any amount necessary to pay the applicable taxes from the Holder’s regular salary/wages or any other amounts payable to the Holder, with no withholding of shares of Common Stock, or may require the Holder to submit payment equivalent to the minimum taxes required to be withheld by means of certified check, cashier’s check or wire transfer. In the event the withholding requirements for applicable taxes are not satisfied, no shares of Common Stock will be issued to the Holder (or the Holder’s estate) upon exercise of the Option unless and until satisfactory arrangements (as determined by Mattel in its sole discretion) have been made by the Holder with respect to the payment of applicable taxes.
Further, if the Holder becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Holder acknowledges that Mattel and/or his or her employer (or former employer, as applicable) may be required to withhold or account for taxes in more than one country
5.Termination, Rescission and Recapture. The Holder specifically acknowledges that this Option is subject to the provisions of Section 19 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of this Option, the rescission of Common Stock acquired upon the exercise of this Option and/or the recapture of proceeds of the sale of such Common Stock. Except as provided in the next sentence, as a condition of the exercise of this Option, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 19 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 19 of the Plan is inapplicable, and accordingly such certification shall not be required, in connection with any exercise after a Severance of the Holder that occurs within the 24-month period following a Change in Control.
6.Consequences of the Holder’s Severance. The consequences of the Holder’s Severance for this Option shall be as follows, subject to Section 5 above.
(a)In the case of the Holder’s Severance for Cause, this Option (whether vested or unvested) shall terminate immediately on the date of the Severance.
(b)In the case of the Holder’s Severance that occurs at least six (6) months after the Grant Date as a result of Retirement, death or Disability, this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (i) the fifth anniversary of the date of the Severance, or (ii) the Expiration Date.
(c)In the case of the Holder’s Severance that constitutes a Covered Termination (as defined in the Severance Plan), this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (i) three (3) years following the date of the Severance, or (ii) the Expiration Date. Notwithstanding the foregoing, if such Severance constitutes a Retirement and the date of such Retirement is at least six (6) months after the Grant Date, then the Holder will be able to exercise this Option until the fifth anniversary of the date of the Severance (but in no event past the Expiration Date).
(d)In the case of the Holder’s Severance in all other circumstances, (i) any portion of this Option that has previously vested shall remain exercisable until the earlier of (A) 90 days following the date of the Severance, or (B) the Expiration Date, and (ii) any portion of this Option that has not previously vested shall terminate immediately on the date of the Severance. Notwithstanding the foregoing clause (i), if such Severance occurs during the 24-month period following a Change in Control, then the Holder will be able to exercise this Option until two (2) years following the date of the Severance (but in no event past the Expiration Date).
7.Compliance with Law.
(a)No shares issuable upon the exercise of this Option shall be issued and delivered unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with and are in full force. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.
(b)If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.
(c)If the Holder is a resident of or employed in a country other than the United States, the Holder agrees, as a condition to the grant of the Option grant, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to this Option) in accordance with local foreign exchange rules and regulations in the Holder’s country of residence (and country of employment, if different). In addition, the Holder agrees to take any and all actions, and consent to any and all actions taken by Mattel, as may be required to allow Mattel to comply with local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different). Finally, the Holder agrees to take any and all actions that may be required to comply with the Holder’s personal legal and tax obligations under local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different).
8.Assignability. This Option shall not be transferable by the Holder, other than upon the death of the Holder in accordance with such beneficiary designation procedures or other procedures as the Company may prescribe from time to time, or as otherwise approved by the Committee. This Option shall be exercisable, subject to the terms of the Plan and this Grant Agreement, only by the Holder, the guardian or legal representative of the Holder as provided in Section 9(c) of the Plan, or any person to whom this Option is permissibly transferred pursuant to this Section 8 and Section 16(a) of the Plan, it being understood that the term “Holder” includes such guardian, legal representative and other transferee; provided, that references to employment or other provision of services to the Company (such as the terms “Disability,” “Retirement” and “Severance”) shall continue to refer to the employment of, or provision of services by, the original Holder named above.
9.Certain Corporate Transactions. In the event of certain corporate transactions, this Option shall be subject to adjustment as provided in Section 17 of the Plan. In the event of a

Change in Control, subject to Section 6 above, this Option shall be subject to the provisions of Section 18 of the Plan.

10.No Additional Rights.
(a)Neither the granting of this Option nor its exercise shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue in the employment of or performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.
(b)The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (iii) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.
(c)Without limiting the generality of subsections (a) and (b) immediately above and subject to Section 6 above, if there is a Severance of the Holder, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Option or the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.
(d)The Holder's participation in the Plan is voluntary. The value of the Option and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Holder's employment (and the Holder's employment contract, if any). Any grant under the Plan, including the grant of the Option, is not part of the Holder's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
11.Rights as a Stockholder. Neither the Holder nor any other person legally entitled to exercise this Option shall have any rights as a stockholder with respect to any shares covered by this Option until such shares have been issued to the Holder following the exercise of this Option.
12.Compliance with Plan. This Option and this Grant Agreement are subject to, and Mattel and the Holder agree to be bound by, the terms and conditions of the Plan as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan or this Grant Agreement shall adversely affect this Option without the consent of the Holder. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.
13.Data Privacy Waiver. By accepting the grant of this Option, the Holder hereby agrees and consents to:
(a)the collection, use, processing and transfer by the Company of certain personal information about the Holder (the “Data”);
(b)any members of the Company transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;
(c)the use of such Data by any such person for such purposes; and
(d)the transfer to and retention of such Data by third parties in connection with such purposes.
For the purposes of subsection (a) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.
14.No Advice Regarding Grant. Mattel is not providing any tax, legal or financial advice, nor is Mattel making any recommendations, regarding the Holder’s participation in the Plan or the Holder’s acquisition or sale of the underlying Common Stock. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
15.Governing Law. The interpretation, performance and enforcement of this Option shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan, the Grant Agreement and this Option to the extent that it would be lawful to do so, and the Company would not, in connection with this Option, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and a participation by a Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
16.Addendum. Notwithstanding any provision of this Grant Agreement to the contrary, the Option shall be subject to any special terms and conditions for the Holder’s country of residence (and country of employment, if different) as are set forth in the applicable addendum to the Grant Agreement (the “Addendum”). Further, if the Holder transfers residence and/or employment to another country reflected in an Addendum to the Grant Agreement, the special terms and conditions for such country will apply to the Holder to the extent Mattel determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or Mattel may establish alternative terms and conditions as may be necessary or advisable to accommodate the Holder’s transfer). Any applicable Addendum shall constitute part of this Grant Agreement.
17.Additional Requirements. Mattel reserves the right to impose other requirements on the Option, any shares of Common Stock acquired pursuant to the Option, and the Holder’s participation in the Plan, to the extent Mattel determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring the Holder to sign any agreements or undertakings that may be necessary or advisable to accomplish the foregoing.